Exhibit 10.1
March 24, 2022
Evofem Biosciences, Inc.
12400 High Bluff Drive, Suite 600
San Diego, California 92130
Attn: Justin J. File, Chief Financial Officer
Re:    3(a)(9) Exchange Agreement
Ladies and Gentlemen:
This letter agreement (the “Agreement”) confirms the agreement of Evofem Biosciences, Inc. (the “Company”), and [___] (the “Stockholder”), pursuant to which the Stockholder has agreed to exchange 1,700 shares of Series B-2 Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series B-2 Preferred Stock”), beneficially owned by the Stockholder in consideration for a total of 1,700 shares of Series C Convertible Preferred Stock of the Company (the “Series C Preferred Stock”), which shall have the rights, preferences and privileges set forth in the Certificate of Designation set forth on Exhibit A attached hereto (the “COD”). In consideration of the foregoing, the Company and the Stockholder agree as follows:
(1)No later than the close of business on the first business day after the date hereof (the “Closing Date”) and subject to the satisfaction or waiver of the conditions set forth herein, the Stockholder shall exchange 1,700 shares of Series B-2 Preferred Stock for 1,700 shares of Series C Preferred Stock (the “Exchange”). The Exchange shall be consummated pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). On the Closing Date: (a) the Company and the Stockholder shall jointly and irrevocably instruct Philadelphia Stock Transfer, Inc. (the “Transfer Agent”) to cancel the direct registration book-entry statements from the Transfer Agent evidencing the shares of Series B-2 Preferred Stock; and (b) the Company shall irrevocably instruct the Transfer Agent to issue and deliver to the Stockholder the shares of Series C Preferred Stock in book-entry form,.
(2)The Company represents and warrants to the Stockholder as follows:
(a)Neither the Company nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the foregoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a)(9) of the Securities Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) promulgated thereunder) for soliciting the Exchange. Assuming the representations and warranties of the Stockholder contained herein are true and complete, the Exchange will qualify for the registration exemption contained in Section 3(a)(9) of the Securities Act.
(b)It has the requisite corporate power and authority and power to enter into this Agreement and to consummate the Exchange and such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Company.
(c)It has reserved a sufficient number of shares of common stock as may be necessary to fully permit the conversion of the Series C Preferred Stock and the issuance of the common stock issuable upon conversion of the Series C Preferred Stock, without regard to any beneficial ownership limits.
(3)The Stockholder, as to itself only, represents and warrants to the Company as follows:
(a)It has the requisite power and authority to enter into this Agreement and consummate the Exchange and such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to such Stockholder.

(b)It is the record and beneficial owner of the shares of Series B-2 Preferred Stock of the Company.
(c)It is the record and beneficial owner of, and has valid and marketable title to, the Series B-2 Preferred Stock being exchanged by it pursuant to this Agreement, free and clear of any lien, pledge, restriction or other encumbrance (other than restrictions arising pursuant to applicable securities laws), and has the absolute and unrestricted right, power and capacity to surrender and exchange the Series B-2 Preferred Stock being exchanged by it pursuant to this Agreement, free and clear of any lien, pledge, restriction or other encumbrance. It is not a party to or bound by, and the Series B-2 Preferred Stock being exchanged by it pursuant to this Agreement is not subject to, any agreement, understanding or other arrangement (i) granting any option, warrant or right of first refusal with respect to such Series B-2 Preferred Stock to any person, (ii) restricting its right to surrender and exchange such Series B-2 Preferred Stock as contemplated by this Agreement, or (iii) restricting any other of its rights with respect to such Series B-2 Preferred Stock.
(d)Neither it nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the foregoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a)(9) of the Securities Act and the rules and regulations of the Commission promulgated thereunder) for soliciting the Exchange, and the Stockholder has received no additional consideration for the Series B-2 Preferred Stock other than the Series C Preferred Stock.
(e)    The Stockholder shall not transfer or otherwise dispose of the Series C Preferred Stock prior to the date of public announcement of the Reverse Split Stockholder Approval (as defined in the COD).
(4)This Agreement, and any action or proceeding arising out of or relating to this Agreement, shall be exclusively governed by the laws of the State of Delaware.
(5)In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect. In such an event, the Stockholder and the Company shall endeavor in good faith negotiations to modify this Agreement so as to reflect the original intent of the parties as closely as possible.
(6)No provision of this Agreement may be amended or modified except upon the written consent of the Company and the Stockholder, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of such waiver is sought.
(7)This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.
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Please sign to acknowledge agreement with the above terms and return to the undersigned.

[_____]

By:____________________
Name:
Title:

Acknowledged and agreed:

Evofem Biosciences, Inc.

By:____________________
Name: Saundra Pelletier
Title: President